TIME WARNER CABLE INC.
$500,000,000
3.500% Notes Due 2015
FINAL TERM SHEET
Dated: December 8, 2009

Issuer:	Time Warner Cable Inc. (the “Issuer”)

Guarantors:	Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

Ratings:	Baa2 (Stable) by Moody’s Investor Service, Inc.;
BBB (Stable) by Standard & Poor’s Financial Services LLC;
BBB (Stable) by Fitch, Inc.

Security:	3.500% Notes Due 2015

Size:	$500,000,000

Maturity:	February 1, 2015

Coupon (Interest Rate):	3.500%

Yield to Maturity:	3.638%

Spread to Benchmark Treasury:	T + 153 basis points

Benchmark Treasury:	2.125% due November 2014

Benchmark Treasury Price and Yield:	Price: 100-02+
Yield: 2.108%

Interest Payment Dates:	February 1st and August 1st of each year, beginning on August 1, 2010

Make Whole:	T + 25 bps

Redemption Provisions:	Redeemable at any time and from time to time at the option of the Issuer, in whole or in part, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points.

Use of Proceeds:	To repay the remaining amounts outstanding under the Term Loan Facility and a portion of the borrowings outstanding under the commercial paper program. Any remaining proceeds will be used for general corporate purposes.

Bookrunners:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC

Senior Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Citigroup Global Markets Inc.
Daiwa Securities America Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Lloyds TSB Bank plc
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC

Co-Managers:	Cabrera Capital Markets, LLC
The Williams Capital Group, L.P.

Price to Public:	99.353%

Settlement Date:	December 11, 2009

CUSIP / ISIN Number:	88732JAV0 / US88732JAV08
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Barclays Capital Inc. at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611 or Goldman, Sachs & Co. at 1-866-471-2526.